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Pricing Supplement dated August 5, 2004 		     Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			   TOYOTA MOTOR CREDIT CORPORATION

		     Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $250,000,000		   Trade Date: August 5, 2004
Issue Price: See "Plan of Distribution"	   Original Issue Date: August 10, 2004
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $249,975,000
    Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Monthly	        or Commission: 0.01%
Stated Maturity Date: August 11, 2005
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note	      (Fixed Rate Commencement
           (Fixed Interest Rate): 	       Date):
  [ ]  Other Floating Rate Note	      (Fixed Interest Rate):
           (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR     [ ]  Treasury Rate	       [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: September 11, 2004  Spread (+/-): -0.06%
  Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
  Interest Reset Dates: the 11th of each	   Maximum Interest Rate: N/A
     calendar month, commencing
     September 11, 2004
  Interest Payment Dates: the 11th of each	   Minimum Interest Rate:  N/A
     calendar month, commencing                    Index Maturity: 1 month
     September 11, 2004				   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from August 10, 2004 to August 11, 2005
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________
					   HSBC

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			       ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on August 6 minus 0.06%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated May 4, 2004 and an Appointment Agreement Confirmation dated August 5, 2004 (collectively, the "Agreement") between TMCC and HSBC Securities
(USA) Inc. ("HSBC"), HSBC, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. HSBC may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

          Under the terms and conditions of the Agreement, HSBC is committed to take and pay for all of the Notes offered hereby if any are taken.